UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 22, 2005
Date of Report
(Date of earliest event reported)

SCIENTIFIC TECHNOLOGIES INCORPORATED
(Exact name of registrant as specified in its charter)

Oregon	0-12254	77-0170363
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6550 Dumbarton Circle
Fremont, CA    94555
(Address of principal executive offices including zip code)

(510) 608-3400
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 22, 2005, the board of directors of Scientific Technologies Inc. approved the acceleration of vesting of all unvested options to purchase shares of the Company's common stock that are held by employees and consultants, including outside directors, which have an exercise price per share greater than or equal to $4.22, the last sale price on that day as quoted on the Nasdaq National Market. No options held by executive officers will be eligible for acceleration. The acceleration of vesting will be effective as of December 22, 2005, and is expected to cover options to purchase 9,750 shares of common stock. The weighted average exercise price of options subject to acceleration is $5.17.

Acceleration of the eligible stock options avoids prospective compensation expense associated with these options in future periods in the Company's consolidated statements of operations under Statement of Financial Accounting Standards No. 123R (Share-Based Payment) which is effective for the Company as of January 1, 2006. The Company believes that because the accelerated options have exercise prices in excess of current market value of the Company's common stock, the options were not achieving their original objective as incentive compensation and the acceleration may have a positive effect on employee retention and morale.

Under FAS 123R, the acceleration of these options will allow the Company to avoid the recognition of approximately $16,386 in share-based compensation expense for the period from April 17, 2003 to May 18, 2004. This amount will instead be reflected on a pro forma basis in a footnote to the Company's financial statements for the year ended December 31, 2005, as permitted under the transition guidance provided by the Financial Accounting Standards Board.

The following table summarizes the options subject to acceleration:

Name	Shares	Exercise Price
Outside directors:
Bernard Ploshay	1,000	$5.57
Carl Frei	1,000	$5.57
Richard Baldwinson	1,500	$5.57

All others	6,250	$4.95
Total	9,750	$5.17

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 29, 2005	Scientific Technologies Inc.
By: /s/ Joseph J. Lazzara Joseph J. Lazzara Chief Executive Officer